Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
April 26, 2021	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR THIRD QUARTER OF FISCAL 2021;

DECLARES QUARTERLY DIVIDEND OF $0.16 PER COMMON SHARE;

CONFERENCE CALL SCHEDULED FOR TUESDAY, APRIL 27, AT 3:30PM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income for the third quarter of fiscal 2021 of $11.5 million, an increase of $6.4 million, or 124.7%, as compared to the same period of the prior fiscal year. The increase was attributable to increases in net interest income, a decline in provision for credit losses, an increase in noninterest income, and a decline in noninterest expense, partially offset by an increase in provision for income taxes. Preliminary net income was $1.27 per fully diluted common share for the third quarter of fiscal 2021, an increase of $.72 as compared to the $.55 per fully diluted common share reported for the same period of the prior fiscal year.

Highlights for the third quarter of fiscal 2021:

●	Annualized return on average assets was 1.71%, while annualized return on average common equity was 16.9%, as compared to 0.88% and 8.1%, respectively, in the same quarter a year ago, and 1.87% and 18.3%, respectively, in the second quarter of fiscal 2021, the linked quarter.

●	Earnings per common share (diluted) were $1.27, up $.72, or 130.9%, as compared to the same quarter a year ago, and down $.05, or 3.8%, from the second quarter of fiscal 2021, the linked quarter.

●	Provision for credit losses represented a recovery of $409,000, all of which was due to a reduction in the Company’s required allowance for off-balance sheet credit exposure, while the allowance for credit losses was unchanged aside from net charge offs of $244,000 recognized during the period. In the same quarter a year ago, provision for loan losses totaled $2.9 million, and provision for off-balance sheet credit exposure totaled $300,000. Nonperforming assets were $9.4 million, or 0.34% of total assets, at March 31, 2021, as compared to $11.1 million, or 0.42% of total assets, at December 31, 2020, and $14.9 million, or 0.63% of total assets, at March 31, 2020, one year prior.

●	Net loans increased $13.5 million during the quarter, with balances of SBA Paycheck Protection Program (PPP) loans growing by $5.0 million, as new PPP originations slightly outpaced approximately $42 million in forgiveness payments received during the quarter.

●	Deposit balances increased $103.7 million in the quarter, which is typically one of our stronger quarters for deposit growth, attributable in part this year to continued receipt by depositors of economic impact payments and PPP proceeds. Deposits continued to migrate away from certificates of deposit and to nonmaturity accounts, with most growth in transaction accounts.

●	Net interest margin for the quarter was 3.68%, up from the 3.63% reported for the year ago period, and down from 3.92% reported for the second quarter of fiscal 2021, the linked quarter. Net interest income was increased significantly by accelerated accretion of deferred origination fees on PPP loans as those loans were repaid through SBA forgiveness. Discount accretion on acquired loan portfolios was also increased in the current quarter as compared to the linked and year ago periods. Margin was negatively impacted by increased average cash balances.

●	Noninterest income was up 40.1% for the quarter, as compared to the year ago period, and was down 20.9% as compared to the second quarter of fiscal 2021, the linked quarter. Notable variances included nonrecurring benefits realized on bank-owned life insurance recognized during the linked quarter, without comparable items in the current period, an impairment of mortgage servicing rights recognized in the same quarter a year ago, and gains on sales of mortgage loans into the secondary market which were well above year ago levels, but down from the linked quarter.

●	Noninterest expense was down 0.3% for the quarter, as compared to the year ago period, and was up 3.7% from the second quarter of fiscal 2021, the linked quarter. To conform with regulatory accounting requirements discussed below, the Company will be reporting provision for off-balance sheet credit exposures, which was a charge of $388,000 in the linked quarter, and a charge of $300,000 in the year ago period, as a component of its provision for credit losses beginning with the 2021 fiscal year. The charges reported in the current fiscal year to date have been reclassified to provision for credit losses, as well. In the current period, as noted above, a $409,000 recovery was recognized for off-balance sheet credit exposure as a negative provision for credit losses.

Dividend Declared:

The Board of Directors, on April 20, 2021, declared a quarterly cash dividend on common stock of $0.16, payable May 28, 2021, to stockholders of record at the close of business on May 14, 2021, marking the 108th consecutive quarterly dividend since the inception of the Company. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, April 27, 2021, at 3:30 p.m., central time. The call will be available live to interested parties by calling 1-888-339-0709 in the United States (Canada: 1-855-669-9657, international: 1-412-902-4189). Participants should ask to be joined into the Southern Missouri Bancorp (SMBC) call. Telephone playback will be available beginning one hour following the conclusion of the call through May 10, 2021. The playback may be accessed by dialing 1-877-344-7529 (Canada: 1-855-669-9658, international: 1-412-317-0088), and using the conference passcode 10155753.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first nine months of fiscal 2021, with total assets of $2.7 billion at March 31, 2021, reflecting an increase of $189.9 million, or 7.5%, as compared to June 30, 2020. Growth primarily reflected increases in cash and cash equivalents and available-for-sale (“AFS”) securities, partially offset by a decrease in net loans receivable.

Cash equivalents and time deposits were a combined $237.9 million at March 31, 2021, an increase of $182.7 million, or 330.8%, as compared to June 30, 2020. The increase was primarily a result of rapid deposit growth. AFS securities were $190.4 million at March 31, 2021, an increase of $13.9 million, or 7.9%, as compared to June 30, 2020.

Loans, net of the allowance for credit losses (ACL), were $2.1 billion at March 31, 2021, a decrease of $7.0 million, or 0.3%, as compared to June 30, 2020. Gross loans increased by $3.0 million, or 0.1%, during the first nine months of the fiscal year, while the ACL at March 31, 2021, reflected an increase of $10.1 million, as compared to the balance of our allowance for loan and lease losses (ALLL) at June 30, 2020. The Company adopted ASU 2016-13, Financial Instruments – Credit Losses, also known as the current expected credit loss (“CECL”) standard, effective as of July 1, 2020, the beginning of our 2021 fiscal year. Adoption resulted in a $9.3 million increase in the ACL, relative to the ALLL as of June 30, 2020, while provisioning in excess of net charge offs during the first nine months of fiscal 2021 increased the ACL by an additional $755,000, as compared to July 1, 2020. The increase in loan balances in the portfolio was primarily attributable to increases in residential real estate loans, drawn construction loan balances, and commercial real estate loans, partially offset by decreases in commercial loans and consumer loans. Residential real estate loans increased primarily due to growth in 1- to 4-family residential lending, as well as increases in multifamily loans. Due to its liquidity position, the Company retained some single-family residential loans which it typically would have sold on the secondary market. Commercial real estate loans increased primarily due to loans secured by owner-occupied nonresidential property. Commercial loan balances decreased primarily as a result of forgiveness of PPP loans, which declined by $31.7 million in the fiscal year to date, but increased by $5.0 million in the quarter ended March 31, 2021, to stand at $100.5 million. “Second draw” PPP loans under the program re-opened by the SBA in January 2021, and funding of these loans more than offset forgiveness payments received during the March quarter. Management expects continued growth of second draw loans to be limited as the program draws to a close in May 2021, and we would expect forgiveness payments to pick up in the next several quarters for larger balance loans originated under the first round of activity and for forgiveness payments to begin to be received for the second round of loans. Loans anticipated to fund in the next 90 days totaled $145.8 million at March 31, 2021, as compared to $85.1 million at December 31, 2020, and $76.6 million at March 31, 2020. The pipeline figures did not include PPP loans, and the amount of PPP loans that were in process at March 31, 2021 was immaterial.

Nonperforming loans were $6.8 million, or 0.31% of gross loans, at March 31, 2021, as compared to $8.7 million, or 0.40% of gross loans at June 30, 2020, and $11.4 million, or 0.57% of gross loans at March 31, 2020. Nonperforming assets were $9.4 million, or 0.34% of total assets, at March 31, 2021, as compared to $11.2 million, or 0.44% of total assets, at June 30, 2020, and $14.9 million, or 0.63% of total assets, at March 31, 2020. The decrease in nonperforming loans over the previous twelve months was attributed primarily to the resolution of certain nonperforming loans acquired in the November 2018 acquisition of Gideon Bancshares and its subsidiary, First Commercial Bank (the “Gideon Acquisition”).

Our ACL at March 31, 2021, totaled $35.2 million, representing 1.62% of gross loans and 521.3% of nonperforming loans, as compared to an ALLL of $25.1 million, representing 1.16% of gross loans and 290.4% of nonperforming loans at June 30, 2020, and an ALLL of $23.5 million, or 1.18% of gross loans and 205.7% of nonperforming loans, at March 31, 2020. The ACL at March 31, 2021, also represented 1.70% of gross loans excluding PPP loans. The Company has estimated its credit losses as of March 31, 2021, under ASC 320-20, and management believes the allowance for credit losses as of that date is adequate based on that estimate; however, there remains significant uncertainty regarding the possible length of time before economic activity fully recovers from the COVID-19 pandemic, including uncertainty regarding the effectiveness of recent efforts by the U.S. government and Federal Reserve to respond to the pandemic and its economic impact. Management considered the impact of the pandemic on its consumer and business borrowers, particularly those business borrowers most affected by efforts to contain the pandemic, most notably including our borrowers in the hotel industry.

Provisions of the CARES Act and subsequent legislation allow financial institutions the option to temporarily suspend certain requirements under U.S. GAAP related to troubled debt restructurings (TDRs) for certain loans that were otherwise current and performing prior to the COVID-19 pandemic, but for which borrowers experienced or expected difficulties due to the impact of the pandemic. Initially, deferrals under this program were generally granted for three-month periods, while interest-only modifications were generally for six-month periods. Some borrowers were granted additional periods of deferral or interest-only modifications. The Company did not account for these loans as TDRs. As of March 31, 2021, loans for which COVID-related payment deferrals and interest-only payment modifications remained in place included approximately 18 loans with balances totaling $40.4 million, as compared to approximately 900 loans with balances totaling $380.2 million with such deferrals or modifications in place at June 30, 2020. Details by loan type are included in the table at the conclusion of this document. For borrowers whose payment terms have not returned to the original terms under their loan agreement, the Company has generally classified the credit as a “watch” or “special mention” status credit. Loans remaining under a COVID-related payment deferral or interest-only modification which have been placed on watch or special mention status total $39.5 million. While management considers progress made by our borrowers in responding to the pandemic to be relatively strong, and the performance of our loan portfolio to be encouraging to date, we cannot predict with certainty the difficulties to be faced in coming months. Communities where our borrowers operate could experience increases in COVID-19 cases and reductions in business activity or employee attendance, and borrowers could be required by local authorities to restrict activity.

Total liabilities were $2.5 billion at March 31, 2021, an increase of $175.3 million, or 7.7%, as compared to June 30, 2020.

Deposits were $2.4 billion at March 31, 2021, an increase of $183.9 million, or 8.4%, as compared to June 30, 2020. This increase primarily reflected an increase in interest-bearing transaction accounts, noninterest-bearing transaction accounts, savings accounts, and money market deposit accounts, partially offset by a decrease in time deposits. The increase included a $27.0 million increase in public unit funds, and was net of a $13.3 million decrease in brokered deposits. Public unit balances were $332.2 million at March 31, 2021, while brokered time deposits totaled $10.0 million, and brokered money market deposits were $20.1 million. Depositors continue to hold unusually high balances in the uncertain environment. The average loan-to-deposit ratio for the third quarter of fiscal 2021 was 92.4%, as compared to 99.9% for the same period of the prior fiscal year.

FHLB advances were $62.8 million at March 31, 2021, a decrease of $7.2 million, or 10.3%, as compared to June 30, 2020, as the Company’s deposit inflows outpaced loan demand or desired investment portfolio growth. The Company has continued to monitor the availability of the Federal Reserve’s PPP Lending Facility (PPPLF), but has not utilized it to date, given our improved liquidity position and the lack of attractive alternative investment options.

The Company’s stockholders’ equity was $272.9 million at March 31, 2021, an increase of $14.6 million, or 5.6%, as compared to March 31, 2020. The increase was attributable primarily to earnings retained after cash dividends paid, partially offset by the one-time negative adjustment to retained earnings resulting from the adoption of the CECL standard and repurchases of the Company’s common stock. Since re-starting the repurchase program in October 2020, the Company has repurchased 184,384 common shares for $6.0 million through March 31, 2021, at an average price of $32.76.

Quarterly Income Statement Summary:

The Company’s net interest income for the three-month period ended March 31, 2021, was $23.1 million, an increase of $3.7 million, or 19.2%, as compared to the same period of the prior fiscal year. The increase was attributable to a 17.4% increase in the average balance of interest-earning assets, combined with an increase in net interest margin to 3.68% in the current three-month period, from 3.63% in the same period a year ago. As a material amount of PPP loans were forgiven and therefore repaid ahead of their scheduled maturity, the Company recognized accelerated accretion of interest income from deferred origination fees on these loans. In the current quarter, this component of interest income totaled $1.2 million, adding 18 basis points to the net interest margin, with no comparable item in the year ago period. In the linked quarter, ended December 31, 2020, accelerated accretion of deferred origination fees on PPP loans totaled $968,000, adding 16 basis points to the net interest margin.

Loan discount accretion and deposit premium amortization related to the Company’s August 2014 acquisition of Peoples Bank of the Ozarks, the June 2017 acquisition of Capaha Bank, the February 2018 acquisition of Southern Missouri Bank of Marshfield, the Gideon Acquisition, and the May 2020 acquisition of Central Federal Savings & Loan Association of Rolla (the Central Federal Acquisition), resulted in $614,000 in net interest income for the three-month period ended March 31, 2021, as compared to $410,000 in net interest income for the same period a year ago. The Company generally expects this component of net interest income will continue to decline over time, although volatility may occur to the extent we have periodic resolutions of specific loans. Combined, these components of net interest income contributed ten basis points to net interest margin in the three-month period ended March 31, 2021, as compared to a contribution of eight basis points in the same period of the prior fiscal year, and as compared to the nine basis point contribution in the linked quarter, ended December 31, 2020, when net interest margin was 3.92%.

The provision for credit losses for the three-month period ended March 31, 2021, was a recovery of $409,000, as compared to a charge of $2.9 million in the same period of the prior fiscal year. The full amount of the recovery in the current period was due to a reduction in the Company’s required allowance for off-balance sheet credit exposure, while the allowance for credit losses was unchanged during the three-month period ended March 31, 2021, aside from net charge offs of $244,000 recognized during the period. The Company assesses that the outlook has generally improved as compared to the quarter ended June 30, 2020. As a percentage of average loans outstanding, the provision for credit losses in the current three-month period represented a recovery of 0.08% (annualized), while the Company recorded net charge offs during the period of 0.05% (annualized). During the same period of the prior fiscal year, the provision represented a charge of 0.58% (annualized), while the Company recorded net charge offs of 0.03% (annualized). Also in the prior period, a separate provision for off-balance sheet credit exposure was recognized for $300,000, and previously classified as noninterest expense, whereas under updated regulatory accounting guidelines, that figure will be combined with the provision for credit losses for current fiscal year and going forward. The charges reported in the current fiscal year to date have been reclassified to provision for credit losses, as well.

The Company’s noninterest income for the three-month period ended March 31, 2021, was $4.5 million, an increase of $1.3 million, or 40.1%, as compared to the same period of the prior fiscal year. In the current period, increases in gains realized on the sale of residential real estate loans originated for that purpose, loan servicing income, bank card interchange income, and a gain on sale of AFS securities were partially offset by decreases in deposit account service charges and other loan fees. Gains realized on the sale of residential real estate loans originated for that purpose increased as origination of these loans was up 180% as compared to the year ago period, while pricing was improved. Gains declined from the linked quarter, as the Company chose to retain some mortgage loans that were fully underwritten for sale on the secondary market, due to its liquidity position. Loan servicing income increased primarily due to recognition of a $395,000 impairment charge on mortgage servicing rights in the year ago period, as well as due to continued high levels of originations and an increase in the balance of serviced loans. Bank card interchange income increased due to a 15.5% increase in the number of bank card transactions and a 30.1% increase in bank card dollar volume, as compared to the same quarter a year ago. Deposit service charges decreased primarily due to a reduction in NSF activity.

Noninterest expense for the three-month period ended March 31, 2021, was $13.5 million, a decrease of $41,000, or 0.3%, as compared to the same period of the prior fiscal year. The decrease was attributable primarily to the inclusion in the year ago period of a $300,000 provision for off-balance sheet credit exposure, which, as noted above, will be combined with the provision for credit losses for the current fiscal year and going forward. Additionally, in the year ago period, the Company reported $76,000 in expenses related to the Central Federal Acquisition, with no comparable charges in the current period. Otherwise, a reduction in charges related to foreclosed property and a reduction in charges to amortize core deposit intangibles were offset by increases in compensation and benefits, occupancy expenses, deposit insurance premiums, and data processing expense. The increase in compensation and benefits as compared to the prior year primarily reflected standard increases in compensation and benefits over the prior year. Occupancy expenses increased due in part to additional locations, as well as replacement of some ATMs with ITMs with video teller capability, and timing differences in maintenance expenses and purchases of smaller equipment items not capitalized. Deposit insurance premiums reflected a return to a normalized level of premiums after the Company benefited from one-time assessment credits for much of the prior fiscal year. Data processing expenses increased primarily due to licensing of updated productivity, mobility, and security software. The efficiency ratio for the three-month period ended

March 31, 2021, was 49.0%, as compared to 59.9% in the same period of the prior fiscal year, with the improvement attributable primarily to the current period’s increases in net interest income and noninterest income, while noninterest expenses were little changed in total.

The income tax provision for the three-month period ended March 31, 2021, was $3.1 million, an increase of $2.0 million, or 174.2% as compared to the same period of the prior fiscal year, as higher pre-tax income combined with an increase in the effective tax rate, to 21.3%, as compared to 18.1% in the same period a year ago. The higher effective tax rate was attributable primarily to the significant increase in pre-tax income, without corresponding increases in tax-advantaged investments.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: potential adverse impacts to the economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, generally, resulting from the ongoing COVID-19 pandemic and any governmental or societal responses thereto; expected cost savings, synergies and other benefits from our merger and acquisition activities might not be realized to the extent anticipated, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the FRB and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; fluctuations in real estate values and both residential and commercial real estate markets, as well as agricultural business conditions; demand for loans and deposits; legislative or regulatory changes that adversely affect our business; changes in accounting principles, policies, or guidelines; results of regulatory examinations, including the possibility that a regulator may, among other things, require an increase in our reserve for loan losses or write-down of assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands, except per share data)	2021	2020	2020	2020	2020

Cash equivalents and time deposits	$237,873	$150,496	$42,850	$55,219	$57,078
Available for sale (AFS) securities	190,409	181,146	175,528	176,524	180,592
FHLB/FRB membership stock	11,181	11,004	11,956	10,753	13,054
Loans receivable, gross	2,170,112	2,156,870	2,185,547	2,167,068	1,991,328
Allowance for loan losses	35,227	35,471	35,084	25,139	23,508
Loans receivable, net	2,134,885	2,121,399	2,150,463	2,141,929	1,967,820
Bank-owned life insurance	43,539	43,268	43,644	43,363	39,095
Intangible assets	21,168	21,453	21,582	21,789	21,573
Premises and equipment	63,908	63,970	64,430	65,106	64,705
Other assets	29,094	30,262	30,281	27,474	30,531
Total assets	$2,732,057	$2,622,998	$2,540,734	$2,542,157	$2,374,448

Interest-bearing deposits	$1,981,345	$1,927,351	$1,861,051	$1,868,799	$1,738,379
Noninterest-bearing deposits	387,416	337,736	307,023	316,048	233,268
FHLB advances	62,781	63,286	85,637	70,024	123,361
Note payable	—	—	—	—	3,000
Other liabilities	12,358	11,743	11,880	13,797	11,469
Subordinated debt	15,218	15,193	15,168	15,142	15,118
Total liabilities	2,459,118	2,355,309	2,280,759	2,283,810	2,124,595

Total stockholders’ equity	272,939	267,689	259,975	258,347	249,853

Total liabilities and stockholders’ equity	$2,732,057	$2,622,998	$2,540,734	$2,542,157	$2,374,448

Equity to assets ratio	9.99%	10.21%	10.23%	10.16%	10.52%

Common shares outstanding	8,959,296	9,035,232	9,126,625	9,127,390	9,128,290
Less: Restricted common shares not vested	31,845	25,410	27,260	28,025	28,925
Common shares for book value determination	8,927,451	9,009,822	9,099,365	9,099,365	9,099,365

Book value per common share	$30.57	$29.71	$28.57	$28.39	$27.46
Closing market price	39.42	30.44	23.58	24.30	24.27

Nonperforming asset data as of:	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands)	2021	2020	2020	2020	2020

Nonaccrual loans	$6,757	$8,330	$8,775	$8,657	$11,428
Accruing loans 90 days or more past due	—	—	—	—	—
Total nonperforming loans	6,757	8,330	8,775	8,657	11,428
Other real estate owned (OREO)	2,651	2,707	2,466	2,561	3,401
Personal property repossessed	—	44	9	9	38
Total nonperforming assets	$9,408	$11,081	$11,250	$11,227	$14,867

Total nonperforming assets to total assets	0.34%	0.42%	0.44%	0.44%	0.63%
Total nonperforming loans to gross loans	0.31%	0.39%	0.40%	0.40%	0.57%
Allowance for loan losses to nonperforming loans	521.34%	425.82%	399.82%	290.39%	205.71%
Allowance for loan losses to gross loans	1.62%	1.64%	1.61%	1.16%	1.18%

Performing troubled debt restructurings (1)	$7,092	$7,897	$7,923	$8,580	$14,196

(1)   Nonperforming troubled debt restructurings are included with nonaccrual loans or accruing loans 90 days or more past due.

	For the three-month period ended
Quarterly Summary Income Statement Data:	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands, except per share data)	2021	2020	2020	2020	2020

Interest income:
Cash equivalents	$70	$48	$41	$18	$33
AFS securities and membership stock	1,025	997	1,024	1,146	1,218
Loans receivable	26,005	26,826	25,907	26,099	24,969
Total interest income	27,100	27,871	26,972	27,263	26,220
Interest expense:
Deposits	3,494	3,863	4,390	4,923	6,135
FHLB advances	325	347	380	398	439
Note payable	—	—	—	11	31
Subordinated debt	132	134	138	151	197
Total interest expense	3,951	4,344	4,908	5,483	6,802
Net interest income	23,149	23,527	22,064	21,780	19,418
Provision for credit losses	(409)	1,000	1,000	1,868	2,850
Noninterest income:
Deposit account charges and related fees	1,275	1,360	1,339	1,087	1,538
Bank card interchange income	1,004	836	830	954	719
Loan late charges	118	138	141	157	149
Loan servicing fees	217	368	310	248	(285)
Other loan fees	266	305	327	290	370
Net realized gains on sale of loans	853	1,390	1,206	977	178
Net realized gains on AFS securities	90	—	—	—	—
Earnings on bank owned life insurance	270	974	280	266	247
Other noninterest income	431	349	508	380	313
Total noninterest income	4,524	5,720	4,941	4,359	3,229
Noninterest expense:
Compensation and benefits	7,739	7,545	7,720	7,698	7,521
Occupancy and equipment, net	1,990	1,866	1,970	1,887	1,780
Data processing expense	1,253	1,175	1,062	2,084	974
Telecommunications expense	317	308	315	314	309
Deposit insurance premiums	174	218	201	155	—
Legal and professional fees	256	236	198	318	229
Advertising	240	219	230	391	244
Postage and office supplies	198	195	193	219	224
Intangible amortization	338	338	380	448	441
Foreclosed property expenses	48	38	50	636	282
Provision for off-balance sheet credit exposure	—	—	—	132	300
Other noninterest expense	975	908	953	1,226	1,265
Total noninterest expense	13,528	13,046	13,272	15,508	13,569
Net income before income taxes	14,554	15,201	12,733	8,763	6,228
Income taxes	3,096	3,153	2,747	1,861	1,129
Net income	11,458	12,048	9,986	6,902	5,099
Less: Distributed and undistributed earnings allocated
to participating securities	41	34	30	—	—
Net income available to common shareholders	$11,417	$12,014	$9,956	$6,902	$5,099

Basic earnings per common share	$1.27	$1.33	$1.09	$0.76	$0.55
Diluted earnings per common share	1.27	1.32	1.09	0.76	0.55
Dividends per common share	0.16	0.15	0.15	0.15	0.15
Average common shares outstanding:
Basic	8,972,000	9,064,000	9,100,000	9,128,000	9,197,000
Diluted	8,976,000	9,067,000	9,102,000	9,130,000	9,205,000

	For the three-month period ended
Quarterly Average Balance Sheet Data:	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands)	2021	2020	2020	2020	2020

Interest-bearing cash equivalents	$171,403	$40,915	$19,768	$10,380	$7,363
AFS securities and membership stock	197,984	184,828	181,535	188,497	184,389
Loans receivable, gross	2,146,364	2,177,989	2,162,125	2,127,181	1,950,887
Total interest-earning assets	2,515,751	2,403,732	2,363,428	2,326,058	2,142,639
Other assets	170,475	170,158	174,574	194,651	180,981
Total assets	$2,686,226	$2,573,890	$2,538,002	$2,520,709	$2,323,620

Interest-bearing deposits	$1,965,191	$1,886,883	$1,865,636	$1,838,606	$1,729,327
FHLB advances	63,068	69,991	70,272	83,130	83,916
Note payable	—	—	—	1,187	3,000
Subordinated debt	15,205	15,180	15,155	15,130	15,105
Total interest-bearing liabilities	2,043,464	1,972,054	1,951,063	1,938,053	1,831,348
Noninterest-bearing deposits	357,746	325,091	316,996	311,555	223,865
Other noninterest-bearing liabilities	14,563	13,021	14,673	15,937	17,634
Total liabilities	2,415,773	2,310,166	2,282,732	2,265,545	2,072,847

Total stockholders’ equity	270,453	263,724	255,270	255,164	250,773

Total liabilities and stockholders’ equity	$2,686,226	$2,573,890	$2,538,002	$2,520,709	$2,323,620

Return on average assets	1.71%	1.87%	1.57%	1.10%	0.88%
Return on average common stockholders’ equity	16.9%	18.3%	15.6%	10.8%	8.1%

Net interest margin	3.68%	3.92%	3.73%	3.75%	3.63%
Net interest spread	3.54%	3.76%	3.55%	3.56%	3.40%

Efficiency ratio	49.0%	44.6%	49.1%	59.3%	59.9%

	As of March 31, 2021			As of December 31, 2020
Loan portfolio balances and CARES Act modifications	Balance	Payment	Interest-only	Payment	Interest-only
(dollars in thousands)	Outstanding	Deferrals	Modifications	Deferrals	Modifications

1‑ to 4‑family residential loans	$449,378	$98	$—	$—	$138
Multifamily residential loans	206,422	—	10,581	—	10,581
Total residential loans	655,800	98	10,581	—	10,719
1‑ to 4‑family owner-occupied construction loans	20,733	—	—	—	—
1‑ to 4‑family speculative construction loans	11,161	—	—	—	—
Multifamily construction loans	58,915	—	—	—	—
Other construction loans	31,933	—	—	—	—
Total construction loan balances drawn	122,742	—	—	—	—
Agricultural real estate loans	182,009	—	—	—	—
Loans for vacant land - developed, undeveloped, and other purposes	52,869	—	—	—	—
Owner-occupied commercial real estate loans to:
Churches and nonprofits	21,296	—	621	—	634
Non-professional services	18,686	—	151	—	—
Retail	26,306	—	—	—	—
Automobile dealerships	15,395	—	—	—	—
Healthcare providers	7,529	—	—	—	—
Restaurants	47,183	—	—	—	—
Convenience stores	20,955	—	—	—	—
Automotive services	6,310	—	—	—	—
Manufacturing	11,908	—	—	—	—
Professional services	13,182	—	—	—	—
Warehouse/distribution	5,235	—	—	—	—
Grocery	5,366	—	—	—	—
Other	44,475	—	816	—	816
Total owner-occupied commercial real estate loans	243,826	—	1,588	—	1,450
Non-owner-occupied commercial real estate loans to:
Care facilities	35,283	—	—	—	—
Non-professional services	12,716	—	—	—	—
Retail	25,825	—	—	—	—
Healthcare providers	15,433	—	—	—	—
Restaurants	45,603	—	—	—	—
Convenience stores	15,930	—	—	—	—
Automotive services	5,368	—	—	—	—
Hotels	85,525	—	28,092	—	28,092
Manufacturing	5,106	—	—	—	—
Storage units	13,942	—	—	—	—
Professional services	6,870	—	—	—	—
Multi-tenant retail	73,413	—	—	—	—
Warehouse/distribution	25,185	—	—	—	—
Other	52,547	—	—	—	—
Total non-owner-occupied commercial real estate loans	418,746	—	28,092	—	28,092
Total commercial real estate	897,450	—	29,680	—	29,542

	As of March 31, 2021			As of December 31, 2020
Loan portfolio balances and CARES Act modifications	Balance	Payment	Interest-only	Payment	Interest-only
(continued, dollars in thousands)	Outstanding	Deferrals	Modifications	Deferrals	Modifications

Home equity lines of credit	38,243	—	—	—	—
Deposit-secured loans	4,298	—	—	—	—
All other consumer loans	33,806	29	—	—	—
Total consumer loans	76,347	29	—	—	—
Agricultural production and equipment loans	89,943	—	—	—	—
Loans to municipalities or other public units	8,573	—	—	—	—
Commercial and industrial loans to:	—	—	—	—	—
Forestry, fishing, and hunting	10,817	—	—	—	—
Construction	18,045	—	—	—	—
Finance and insurance	53,505	—	—	—	—
Real estate rental and leasing	18,020	—	—	—	—
Healthcare and social assistance	22,649	—	—	—	—
Accommodations and food services	18,797	—	—	—	—
Manufacturing	11,277	—	—	—	—
Retail trade	41,045	—	—	—	—
Transportation and warehousing	29,676	—	—	—	11
Professional services	3,929	—	—	—	—
Administrative support and waste management	8,214	—	—	—	—
Arts, entertainment, and recreation	3,469	—	—	—	—
Other commercial loans	83,866	—	12	—	—
Total commercial and industrial loans	323,309	—	12	—	11
Total commercial loans	421,825	—	12	—	11
Total gross loans receivable, excluding deferred loan fees	$2,174,164	$127	$40,273	$—	$40,272